Exhibit (4)(c)(vi)(z)

FIRST SUPPLEMENTAL INDENTURE dated as of October 30, 2003 (this “Supplemental Indenture”), to the INDENTURE dated as of March 26, 2003 (the “Indenture”), by and among Cincinnati Bell Inc., an Ohio corporation (the “Company”), the guarantors party thereto and The Bank of New York, a New York banking corporation, as trustee, which governs the terms of the Company’s Senior Subordinated Discount Notes due 2009 (the “Notes”).

               WHEREAS Section 13.02 of the Indenture provides that the Company and the Trustee may end the Indenture with the consent of the Required Holders;

               WHEREAS the Company desires to end certain provisions of the Indenture, as set forth in Article I hereof;

               WHEREAS the Required Holders have consented to the endments effected by this Supplemental Indenture; and

               WHEREAS this Supplemental Indenture has been duly authorized by all necessary corporate action on the part of the Company.

               NOW, THEREFORE, the Company and the Trustee agree as follows for the equal and ratable benefit of the Holders of the Securities:

ARTICLE I

               SECTION 1.1. endment to Section 5.04(d). Clause (d) of Section 5.04 is hereby ended by inserting the following of the end of such clause (d):

”; provided that the provisions of this clause (d) shall not apply to the documents governing the Senior Subordinated Notes due 2014 incurred by the Company for the purpose of refinancing its Convertible Subordinated Notes due 2009.”

ARTICLE II

               SECTION 2.1. Interpretation. Upon execution and delivery of this Supplemental Indenture, the Indenture shall be modified and ended in accordance with this Supplemental Indenture, and all the terms and conditions of both shall be read together as though they constitute one instrument, except that, in case of conflict, the provisions of this Supplemental Indenture will control. The Indenture, as modified and ended by this Supplemental Indenture, is hereby ratified and confirmed in all respects and shall bind every Holder of Notes. In case of conflict between the terms and conditions contained in the Notes and those contained in the Indenture, as modified and amended by this Supplemental Indenture, the provisions of the Indenture, as modified and amended by this Supplemental Indenture, shall control.

               SECTION 2.2. Conflict with Trust Indenture Act. If any provision of this Supplemental Indenture limits, qualifies or conflicts with any provision of the TIA that is required under the TIA to be part of and govern any provision of this Supplemental Indenture, the provision of the TIA shall control. If any provision of this Supplemental Indenture modifies or excludes any provision of the TIA that may be so modified or excluded, the provision of the TIA shall be deemed to apply to the Indenture as so modified or to be excluded by this Supplemental Indenture, as the case may be.

               SECTION 2.3. Severability. In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

               SECTION 2.4. Terms Defined in the Indenture. All capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Indenture.

               SECTION 2.5. Headings. The Article and Section headings of this Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part of this Supplemental Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

               SECTION 2.6. Benefits of Supplemental Indenture, etc. Nothing in this Supplemental Indenture or the Notes, express or implied, shall give to any Person, other than the parties hereto and thereto and their successors hereunder and thereunder and the Holders of the Notes, any benefit of any legal or equitable right, remedy or claim under the Indenture, this Supplemental Indenture or the Notes.

               SECTION 2.7. Successors. All agreements of the Company in this Supplemental Indenture shall bind its successors. All agreements of the Trustee in this Supplemental Indenture shall bind its successors.

               SECTION 2.8. Trustee Not Responsible for Recitals. The recitals contained herein shall be taken as the statements of the Company and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this Supplemental Indenture or of the Notes.

               SECTION 2.9. Certain Duties and Responsibilities of the Trustee. In entering into this Supplemental Indenture, the Trustee shall be entitled to the benefit of every provision of the Indenture relating to the conduct or affecting the liability or affording protection to the Trustee, whether or not elsewhere herein so provided.

               SECTION 2.10. Governing Law. This Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York but without giving effect to applicable principles of conflicts of law to the extent that the application of the laws of another jurisdiction would be required thereby.

               SECTION 2.11. Counterpart Originals. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the se agreement.

          IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed by their respective authorized officers as of the day and year first above written.

CINCINNATI BELL INC.
By:

Name: Mark Peterson
Title: Treasurer

THE BANK OF NEW YORK, as Trustee
By:

Name:
Title: